Exhibit 10.3
2008-000065F
PHYSICAL HEALTH INSURANCE CONTRACT
AGREEMENT BETWEEN
Puerto Rico Health Insurance Administration (PRHIA) a public instrumentality of the Commonwealth of Puerto Rico organized pursuant to Act 72, of September 7, 1993, as amended, hereinafter referred to as the “ADMINISTRATION”, and represented by its Executive Director, Domingo Nevárez Ramírez, MHSA;

And
TRIPLE-S SALUD, INC., a private corporation duly organized and authorized to do business under the laws of the Commonwealth of Puerto Rico, with Employer Social Security Number ###-##-####, hereinafter referred to as “INSURER”, and represented by its Chief Executive Officer, Ms. Socorro Rivas;

Contractor Name
For the Provision of Health Insurance

coverage to eligible population under the

Government Health Insurance Plan

WITNESSETH
In consideration of the mutual covenants and agreements hereinafter set forth, the parties, their personal representative and successors, agree as follows:
WHEREAS: The parties entered into contract number 08-065 (the Contract) to provide health insurance coverage for the North and Southwest Area medically indigent population; enrolled in the Government Health Insurance Plan (GHIP) for the period through November 1, 2006 until June 30, 2008.
WHEREAS: The Contract was extended through the Amendment Number 08-065-E from July 1, 2008 until June 30, 2009.
WHEREAS: The ADMINISTRATION is in the process of preparing, drafting and issuing a Request for Proposal, to award contracts for the physical, dental and mental health coverage for the GHIP. In consideration of the period of time needed to prepare the RFP, the parties agree to extend the Contract until October 31, 2009.
HENCEFORTH: The appearing Parties agree to extend the Contract #08-065 and amend the Article VIII, Article XXIX and Appendix C, as follows:
Article I: Add the following Language at the end of Article VIII, Section 22:
For the period of the contract extension, effective from July 1, 2009 to October 31, 2009, Insurer assures that it will provide and adequate stop-loss insurance set at five thousand dollars ($5,000.00).
Article II: To amend provision 1 in Article XXIX “Effective Date and Term” to read as follows:
1.	This contract shall be in effect from July 1, 2008 until October 31, 2009.

2.	......

3.	.......
Article III: To amend Appendix C; to incorporate premium rates for this contract period.

All other terms and conditions of the contract number 08-065; and its amendments 08-065A through 08-065E remain unchanged. In witness whereof, the parties have duly executed this Amendment on this ___day of                     , 2009 and affixes below their respective signature.

Domingo Nevárez Ramírez, MHSA
Executive Director
Puerto Rico Health Insurance Administration

SOCORRO RIVAS
Chief Executive Officer
TRIPLE-S SALUD INC.

LUIS A. MARINI, DMD
Chief Executive Officer
Cifra 5000-212

Appendix C
TRIPLE S / TRIPLE C, INC.
The monthly premiums for all beneficiaries, including all those who are sixty-five (65) years and older who are Medicare beneficiaries Part A or Part A and B those who are sixty-five years and older who are not Medicare recipients is establish below on a per member per month (pmpm) rate; for the period of July 1st, 2008 to October 31, 2009.
Monthly Premiums Rates

SSS		Fixed Administrative
Region or Area	Premiums	Cost	Profit
North	$87.99	$6.30	$2.20

Southwest	$87.71	$6.30	$2.19
The INSURER will be paid a fixed administrative cost fee and profit included in the total premium rate paid by the Administration as detailed above. Further, the INSURER’s aggregated net earnings (considering all INSURER’s Health Areas/Regions contracted with the ADMINISTRATION) in excess of 2.5 of the total aggregated earned premium in this contract year period will be shared with the ADMINISTRATION. The ADMINISTRATION share apportionment of the earnings shall be 75% and the INSURER share shall be 25%.